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                                                                     EXHIBIT 4.8


                          CONSENT ACTION OF CONOCO INC.


         The undersigned, President and Chief Executive Officer of Conoco Inc., pursuant to a delegation from the Board of Directors of Conoco Inc., effective August 12, 1989, subsequent delegations pursuant to corporate Authority Limitations and Governance Guidelines issued on June 1, 1994 and February 10, 1997, October 30, 1997 and April 21, 1999; and pursuant to Article XIX. of the Thrift Plan for Employees of Conoco Inc. and Article XIX. of the Thrift Plan for Retail Employees of Conoco Inc., consents to the following actions:

RESOLVED, That effective the date on which the election period for Plan Members to tender their shares of DuPont stock for shares of Class B Conoco common stock closes, the first sentence of Article VII.A of the Thrift Plan for Employees of Conoco Inc. and the first sentence of Article VII.A of the Thrift Plan for Retail Employees of Conoco Inc. shall be amended as follows:

                  A Participant in the Plan shall instruct the Trustee in the form prescribed by the Benefit Board as to the Investment Direction for future deposits, contributions and income to his Employee Account.

FURTHER RESOLVED, That effective June 1, 1999, Article VII.C.1. of the Thrift Plan for Employees of Conoco Inc. and Article VII.C.1. of the Thrift Plan for Retail Employees of Conoco Inc. shall be amended to read as follows:

         1.       Option A. Employer Stock Fund

                  a.       Conoco Stock Fund:  Class A Common Stock

                  The purchase of shares of Class A Conoco common stock. Such purchases may be made in the open market or from Conoco if it shall have made treasury or authorized but unissued shares available for such purchases, in which event the purchase price shall be the closing price of such stock as reported on the New York Stock Exchange--Composite Transactions on the last trading day preceding the date of such purchase price from Conoco.

                  b.       Reserved

                  c.       DuPont Stock Fund

                  The purchase of shares of DuPont common stock. Such purchases may be made in the open market or from Conoco if it shall have made treasury or authorized but unissued shares available for such purchases, in which event the purchase price shall be the closing price of such stock as reported on the New York Stock Exchange--Composite Transactions on the last trading day preceding the date of such purchase price from Conoco.

FURTHER RESOLVED, That effective the date on which the election period for Plan Members to tender their shares of DuPont stock for shares of Class B Conoco common stock closes, Article VII.C.1.a. of the Thrift Plan for Employees of Conoco Inc. and Article VII.C.1.a. of the Thrift Plan for Retail Employees of Conoco Inc. shall be amended to read as follows:

         Shares of Class A Conoco common stock purchased or elected to be purchased before 2 p.m. Central Standard Time on the date on which the election period for Plan Members to tender their shares of DuPont stock for shares of Conoco Class B common stock closes. No investments may be made in this fund either in the form of future deposits, contributions, income or fund transfers after the date and time specified in the preceding sentence.



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FURTHER RESOLVED, That effective the date on which the election period for Plan
Members to tender their shares of DuPont stock for shares of Class B Conoco common stock closes, Article VII.C.1.c. of the Thrift Plan for Employees of Conoco Inc. and Article VII.C.1.c. of the Thrift Plan for Retail Employees of Conoco Inc. shall both be redesignated as Article VII.C.6. and be amended to read as follows:

         6.       Option F. DuPont Stock Fund

                  Shares of DuPont common stock purchased or elected to be purchased by Members before 2 p.m. Central Standard Time on the date on which the election period for Plan Members to tender their shares of DuPont stock for shares of Conoco Class B common stock closes. No investments may be made in this fund either in the form of future deposits, contributions, income or fund transfers after the date and time specified in the preceding sentence.

FURTHER RESOLVED, That effective on the first day that Conoco Class B common stock is available for trading on the New York Stock Exchange, Article VII. C.1.b. of the Thrift Plan for Employees of Conoco Inc. and Article VII. C.1.b. of the Thrift Plan for Retail Employees of Conoco Inc. shall be amended to read as follows:

         b.       Conoco Stock Fund:  Class B Common Stock

         The purchase of shares of Class B Conoco common stock. Such purchases may be made in the open market or from Conoco if it shall have made treasury or authorized but unissued shares available for such purchases, in which event the purchase price shall be the closing price of such stock as reported on the New York Stock Exchange--Composite Transactions on the last trading day preceding the date of such purchase price from Conoco.

FURTHER RESOLVED, That effective June 1, 1999, Article VII.F.3. of the Thrift Plan for Employees of Conoco Inc. and Article VII.F.3. of the Thrift Plan for Retail Employees of Conoco Inc. shall both be redesignated as Article VII.F.4 and the Thrift Plan for Employees of Conoco Inc. and the Thrift Plan for Retail Employees of Conoco Inc. shall both be amended by the addition of a new Article VII.F.3 to read as follows:

3. In the event of any distribution to all stockholders of Du Pont of any rights to exchange shares of DuPont stock for any employer securities, including shares of Class B Conoco common stock, such rights pertaining to the shares of stock held under the Plan shall be dealt with and disposed of by the Trustee in accordance with the following provisions, conditions, and limitations:

         a. The Trustee shall notify each Member whose Employee Account includes shares of Du Pont stock to which the exchange rights pertain concerning the distribution of such rights. Such notice shall specify a period of time (as prescribed by the Benefit Board) within which the Member may elect to exercise such exchange rights, if applicable, and shall specify a period of time (as prescribed by the Benefit Board) within which such exchange rights pertaining to any share of stock held in his Employee Account should be allowed to expire by its own terms.

         b. If the Member elects to exercise such exchange rights, he shall notify the Trustee to that effect within such period of time and in such form and manner and subject to such other regulations as the Benefit Board may prescribe. If the Member elects that such exchange rights should be allowed to expire, he shall notify the Trustee to that effect within such period of time and in such form and manner and subject to such other regulations as the Benefit Board may prescribe. A Member may notify the Trustee that such exchange rights should be allowed to expire by its own terms by electing not to notify the Trustee to exercise such exchange rights.

         c. In no event, absent an election by a Member to exercise such exchange rights, may the Trustee exercise for the Employee Account of any Member any exchange rights pertaining to the shares of stock held under the plan.



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FURTHER RESOLVED, That the Manager, H.R. Leveraged Services is hereby authorized to execute any document or take any action, including the adoption of any Plan amendment, necessary or desirable to carry out the intent and to implement the foregoing resolution.

Witness the signature of the undersigned this 2nd day of June, 1999.



 /s/ Archie W. Dunham
------------------------
Archie W. Dunham



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